Dear Valued Shareholder:

I’d like to ask you for a moment of your time. Managers Funds has attempted to contact you many times regarding a Joint Special Meeting of Shareholders (the “Meeting”), requesting your vote on proposals affecting your Fund. A majority of the shareholders who have voted have voiced support for these proposals.

To date, we have not been successful in securing your vote. Shareholder action is required to approve the proposals for the Funds, and your vote – regardless of the number of shares you own – is critical to the passage of these proposals.

As of today, we have not received enough favorable votes to pass these important proposals. As a result, the official joint shareholder meeting on these matters has been adjourned numerous times, and is now scheduled to reconvene on October 30, 2013. Managers Funds is eager to avoid the cost and delay of another meeting adjournment.

I ask you for your support in voting the enclosed proxy ballot. Please sign, date and return your proxy in the return envelope provided. Or, you may vote your shares by calling the toll-free number on your ballot, or vote via the internet at the website provided on your ballot.

On behalf of the Fund’s Board, please accept my thanks for your participation in this important matter. We appreciate your continued confidence in the Managers Funds, and we look forward to receiving your vote.

Sincerely,

Keitha L. Kinne

President

Managers Investment Group LLC 800 Connecticut Avenue Norwalk, CT 06854

PLEASE vote your shares today!

CALL 1-800-791-3320

Telephone voting is available Monday through Friday 8:00 AM to 10:00 PM (EST), and Saturday from 11:00 AM to 5:00 PM (EST). You may also vote by mail, automated telephone, or internet, as further detailed on the enclosed proxy card.

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